EXHIBIT 99.1

545 Long Wharf Drive, 5th floor, New Haven, CT 06511 Tel: 1-877-DSL-NET1 Fax: 203-624-3612 Email: info@dsl.net Web: www.dsl.net

DSL.net Receives Remaining $4M as Part of $10M Debt Financing with DunKnight Telecom

NEW HAVEN, Conn. - (BUSINESS WIRE), Feb. 2, 2006 -- DSL.net, Inc. (OTCBB: DSLN), a leading nationwide provider of broadband communications services to businesses, today reported that it had received $4 million in cash as part of the second and remaining installment of a $10 million cash infusion from a new debt financing agreement that was announced late last year with DunKnight Telecom Partners LLC.

“These funds allow us to continue the roll out of our new, low-priced Duet voice and data bundled services in the New York City and Washington, D.C., metro markets,” said David F. Struwas, president and chief executive officer of DSL.net. “We are focused on leveraging our high-quality VoIP (Voice over Internet Protocol) network platform in those two business-intensive markets, while also concentrating on our core broadband expertise in serving the bandwidth needs of businesses in all the markets that we serve.”

The first $6 million of the $10 million cash infusion from the new debt financing announced in November 2005 was used by the Company to eliminate $30.8 million in senior secured debt due July 18, 2006, cancel all outstanding Series Z Preferred Stock that carried a liquidation preference of $15.7 million and cancel warrants to purchase approximately 191 million shares of the Company’s common stock, all of which debt and equity interests were held by the Company’s former senior lenders, Deutsche Bank and VantagePoint Venture Partners. The funds received from the most recent round of DunKnight financing will be used by the Company for working capital purposes, including Duet sales and marketing.

About DSL.net
DSL.net, Inc. is a leading nationwide provider of broadband communications services to businesses. The Company combines its own facilities, nationwide network infrastructure and Internet Service Provider (ISP) capabilities to provide high-speed Internet access, private network solutions and value-added services directly to small- and medium-sized businesses or larger enterprises looking to connect multiple locations. DSL.net product offerings include T-1, DS-3 and business-class DSL services, virtual private networks (VPNs), frame relay, Web hosting, DNS management, enhanced e-mail, online data backup and recovery services, firewalls and nationwide dial-up services, as well as Duet integrated voice and data offerings (www.getduet.com) in select markets. For more Company information, visit www.dsl.net, e-mail info@dsl.net, or call 1-877-DSL-NET1 (1-877-375-6381) or, for Duet service, call 1-877-468-DUET (1-877-468-3838).

DSL.net undertakes no obligation, and disclaims any obligation, to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For information regarding the risks and uncertainties associated with DSL.net’s business, see the disclosure contained under “Risk Factors'' in DSL.net’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission.

DSL.net is a trademark of DSL.net, Inc. Other company names may be trademarks of their respective owners.

Contact:
Joe Tomkowicz
203-782-3885
jtomkowicz@dsl.net